200 W. Forsyth Street, 7th Floor
Jacksonville, FL 32202

FRP Holdings, Inc.

2024 Annual Meeting of Shareholders

RULES FOR CONDUCT

Welcome to the 2024 Annual Meeting of Shareholders of FRP Holdings, Inc. (the “Annual Meeting”). To ensure a fair and orderly meeting, participants are required to honor the following Rules for Conduct:

1)	The Company’s Bylaws provide that the Board of Directors is entitled to make the rules for conduct for the Annual Meeting. The Bylaws further provide that, subject to any such rules of the Board of Directors, the Chairman of the Annual Meeting is entitled to prescribe the rules for conduct for the Annual Meeting.
2)	The only business to be conducted at the Annual Meeting are the matters set forth in the Notice of Annual Meeting of Shareholders to be held May 8, 2024 and Proxy Statement dated March 27, 2024. The Agenda indicates the order in which matters will be presented at the Annual Meeting.
3)	Only shareholders of record as of the close of business on March 18, 2024, or those who hold a legal proxy for the Annual Meeting, may vote at the Annual Meeting. Shareholders or holders of valid proxies who plan to vote at the meeting should submit proof of ownership and/or documentation of the proxy prior to commencement of the meeting to the following email address: michelles@frpdev.com.
4)	Questions and comments are welcome from all shareholders. However, conducting the business set out in the Agenda for the benefit of all shareholders will be paramount. The Company does not intend to address any questions that are, among other things:

•	not pertinent to the business of the Company or to the business of the Annual Meeting;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	repetitious statements already made by another shareholder;
•	a matter of individual concern that is not a matter of interest to shareholders generally; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairman or Secretary in their reasonable judgment.

5)	Questions or comments should be submitted prior to commencement of the meeting to the following email address: annualmeeting@frpdev.com.
6)	To allow the Company to answer questions from as many shareholders as possible, each shareholder will be limited to two questions. Please keep questions succinct and covering only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together.
7)	Questions pertinent to matters in the Agenda that are not answered during the Annual Meeting will be addressed as soon as practical after the Annual Meeting either by, depending upon the subject matter and relevance, direct response or posted online at the Company’s website. Responses posted online will be available for ten business days.
8)	Questions or comments unrelated to the Annual Meeting or of individual concerns rather than of concern to shareholders should be addressed separately from the annual meeting.
9)	In the event of disorder, technical malfunction, or other significant problem that disrupts the meeting, the Chairman may adjourn, recess, or expedite the Annual Meeting or take such other action that the Chairman determines is appropriate in light of the circumstances.
10)	Recording of the Annual Meeting is prohibited. A replay of the webcast will be available on the Company’s website approximately 24 hours following the close of the Annual Meeting and will be available until June 8, 2024.

We appreciate your participation. Your fellow shareholders will appreciate your courtesy in observing these procedures. The Company encourages shareholders to submit proxies in advance of the Annual Meeting by following the instructions provided in the Notice of Annual Meeting of Shareholders filed with the Securities Exchange Commission on March 27, 2024.

FRP Holdings, Inc.

2024 Annual Meeting of Shareholders

AGENDA

1)	Call to order – John D. Baker II
2)	Report on the mailing of the notice of the meeting and the presence of a quorum – John D. Milton, Jr.
3)	Matters of business for shareholder consideration – John D. Baker II
•	Director election proposal
•	Auditor proposal
•	Compensation proposal
4)	Closing of the online voting polls – John D. Baker II
5)	President’s report – David H. deVilliers, Jr.
6)	Q&A – John D. Baker II
7)	Announcing of the results of the vote – John D. Baker II
8)	Adjourning of the meeting – John D. Baker II
9)	Additional Q&A – John D. Baker II
10)	Closing of the meeting – John D. Baker II